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                                                                      EXHIBIT 12


                              PAGING NETWORK, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                  THREE MONTHS ENDED
                                                      MARCH 31,
                                                ----------------------
                                                  1998          1997
                                                --------      --------
Earnings:
  Net loss ...................................  $(92,372)     $(37,314)
  Fixed charges, less capitalized interest ...    43,302        43,460
                                                --------      --------
     Earnings ................................  $(49,070)     $  6,146
                                                ========      ========


Fixed charges:
  Interest expense, including interest
       capitalized ...........................  $ 40,245      $ 38,355
  Amortization of deferred financing costs ...     1,112         2,471
  Interest portion of rental expense .........     6,524         5,634
                                                --------      --------
     Fixed charges ...........................  $ 47,881      $ 46,460
                                                ========      ========


  Ratio of earnings to fixed charges .........  $     --      $     --
                                                ========      ========

  Deficiency of earnings available to cover
      fixed charges ..........................  $(96,951)     $(40,314)
                                                ========      ========